Exhibit No. 10.2
As Amended December 8, 2008,
effective as of January 1, 2005
RETIREMENT BENEFIT EQUITY PLAN
OF
ARMSTRONG WORLD INDUSTRIES, INC.
This Retirement Benefit Equity Plan was originally established, pursuant to the authority of the Board of Directors of Armstrong World Industries, Inc., effective January 1, 1976 to pay supplemental retirement benefits to certain employees of the Company who have qualified or may qualify for benefits under the Retirement Income Plan for Employees of Armstrong World Industries, Inc. The Retirement Benefit Equity Plan was previously amended and restated as of March 1, 2004.
The Retirement Benefit Equity Plan is hereby amended and restated as of January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 as amended and the guidance (including transitional guidance) thereunder.
All benefits payable under this Plan shall be paid out of the general assets of the Company, or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust.
Article 1. Definitions
1.01.	“Actuarial Equivalent Present Value” shall refer to the present value of a Member’s supplemental benefits. With respect to any Member who is eligible to retire or has retired under the Retirement Income Plan, such present value shall be determined using the actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination applied to a single life annuity payable immediately. With respect to any Member who is not eligible to retire or has not retired under the Retirement Income Plan, such present value shall be determined using the actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination applied to an age 65 single life annuity. The determination of Actuarial Equivalent Present Value shall reflect future assumed increases in the limitations under Section 415 of the Internal Revenue Code, with such future assumed increases being based on the interest rate that is used by the Committee to determine the amount of any employment taxes that may be owed under Section 3121(v) of the Internal Revenue Code.

1.02.	“Board of Directors” shall mean the Board of Directors of the Company.

1.03.	“Change in Control” shall mean the first to occur of any of the following events: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Company.
(a)	A “Change in Ownership” of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
(b)	A “Change in Effective Control” of the Company occurs on the date that either:
(i)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(ii)	a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
(c)	A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 1.03(c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.
The determination of whether a Change in Control event has occurred will be made in accordance with the requirements of Code Section 409A and the guidance issued thereunder. The foregoing definition of Change in Control shall exclude the occurrence of the date(s) on which (i) the Chapter 11 Plan of Reorganization of the Company shall become effective and (ii) the creation by the Company of the Asbestos Personal Injury Trust.
1.04.	“Committee” shall mean the Retirement Committee as provided for in Article 4.
1.05.	“Company” shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise, with respect to its employees. The term Company shall also mean any other company participating in the Retirement Income Plan with respect to its employees if such Company adopts this Plan.

1.06.	“Compensation” shall mean a Member’s “compensation” as determined under the Retirement Income Plan without regard to limitations under Section 401(a)(17) of the Internal Revenue Code, plus amounts deferred by the Member under the Armstrong Deferred Compensation Plan, if any, and amounts contributed by the Company to the Bonus Replacement Retirement Plan of Armstrong World Industries, Inc. (the “Bonus Replacement Retirement Plan”) on behalf of the Member in the year in which such contribution is made.
1.07.	“Effective Date” shall mean January 1, 1976.
1.08.	“Member” shall mean any person included in the membership of the Plan as provided in Article 2.
1.09.	“Plan” shall mean the Retirement Benefit Equity Plan of Armstrong World Industries, Inc. as described herein or as hereafter amended.
1.10.	“Specified Employee” shall mean, as determined pursuant to Section 409A of the Internal Revenue Code and regulations thereunder, a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.
1.11.	“Retirement Income Plan” shall mean the Retirement Income Plan for Employees of Armstrong World Industries, Inc. as amended and restated as of January 1, 2007 as may be amended from time to time.
Article 2. Membership
2.01.	Every person who was a member of the Plan as in effect on December 31, 1999 shall remain a Member of the Plan on or after January 1, 2000.
2.02.	Every other employee of the Company shall become a Member of the Plan on the first day of the calendar year in which the Committee determines that:
(a)	the employee’s benefit calculated under the Retirement Income Plan exceeds the allowed benefit under Section 415 of the Internal Revenue Code,
(b)	the employee’s compensation exceeds the maximum allowed under Section 401(a)(17) of the Internal Revenue Code,
(c)	the employee has compensation deferred under the terms of the Armstrong Deferred Compensation Plan,

(d)	the employee is a key executive designated by the Board of Directors, or its delegate, to receive credit for employment prior to his Company employment for purposes of calculating his Retirement Income Plan benefit, as provided under Section 3.01(a)(iii) of this Plan, or
(e)	the employee has a contribution made on his behalf to the Bonus Replacement Retirement Plan.
Effective January 1, 2008, every other employee of the Company shall become a Member of the Plan on the first day of the calendar year following the calendar year in which the Committee makes the determination described above.
2.03.	Membership under the Plan shall terminate if a Member’s employment with the Company terminates unless at that time the Member is entitled to retirement income payments pursuant to the Retirement Income Plan or benefits described in Section 3.04.
Article 3. Amount and Payment of Supplemental Benefits
3.01.	The supplemental benefits under this Plan shall be payable by the Company only with respect to a Member who has retired or otherwise terminated his employment with the Company after becoming vested under the Retirement Income Plan. Any such supplemental benefits shall be payable from the general assets of the Company or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust.
The amount of any supplemental benefits payable to a Member pursuant to this Plan, expressed as a single life annuity payable as of the Member’s “normal retirement date” (as that term is defined in the Retirement Income Plan) or in the event the Member defers his retirement beyond his normal retirement date, his “deferred retirement date” (as that term is defined in the Retirement Income Plan), shall be equal to (a) minus (b) minus (c) minus (d), where:
(a)	is the benefit calculated under the provisions of the Retirement Income Plan, but:
(i)	disregarding any reduction in the amount of benefits under the Retirement Income Plan attributable to any provision therein incorporating limitations imposed by Section 415 of the Internal Revenue Code or Section 401(a)(17) of the Internal Revenue Code;
(ii)	disregarding any reduction due to compensation deferred under the Armstrong Deferred Compensation Plan;
(iii)	including, for purposes of calculating Total Service under the Retirement Income Plan, years of employment for a Member described in Section 2.02(d) which precede his Company employment to the extent so designated by the Board of Directors, or its delegate, at the time such individual is designated as eligible for membership in the Plan; and

(iv)	including, for purposes of determining compensation, any amounts contributed on the Member’s behalf to the Bonus Replacement Retirement Plan; and
(v)	excluding any amount attributable to (1) an Extraordinary Event (as defined in the Retirement Income Plan) and (2) all retirement enhancements related to past and future service that may become payable due to a job loss following a Change in Control (as defined in the Retirement Income Plan) under the Retirement Income Plan.
(b)	is the actual amount of benefits payable to or on account of the Member as calculated under the Retirement Income Plan, excluding any amounts attributable to (1) an Extraordinary Event (as defined in the Retirement Income Plan) and (2) all retirement enhancements related to past and future service that may become payable due to a job loss following a Change in Control (as defined in the Retirement Income Plan) under the Retirement Income Plan;
(c)	is the value of the benefit (excluding the portion of such benefit attributable to employee contributions) which is payable, which has been paid or which will become payable to a Member described in Section 2.02(d) from a qualified defined benefit plan to the extent such plan takes into account the period of employment described in Section 3.01(a)(iii). In the event the Member has received, is receiving, or is scheduled to receive benefits from another such plan in any form other than a single life annuity or at a time other than when benefits commence under this Plan, the benefit to be taken into account under this subsection (c) shall be determined by the Company based on actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination; and
(d)	is the actuarial equivalent value of any supplemental benefits previously paid to the Member under this Plan, provided that the actuarial equivalent value of any supplemental benefits paid as a single sum shall be determined using the actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination.
Notwithstanding the preceding provisions of this Section 3.01, in the event a retired or terminated Member’s benefit calculated under the Retirement Income Plan is increased for any reason after the Member’s supplemental benefit payments have commenced in an annuity form, the amount of any supplemental benefits payable to or on account of such Member under this Plan shall be reduced correspondingly on a prospective basis, and in the event such increase is made retroactively resulting in the overpayments of any or all of the Member’s supplemental benefits, future benefit payments under this Plan shall be reduced to reflect such prior overpayments in any manner determined by the Committee, in its discretion, and applied on a consistent basis to all similarly situated Members, until an amount equal to the total overpayments in the Member’s supplemental benefit payments are recovered.

3.02.	Subject to the following rules, an employee of the Company who becomes a Member under this Plan in accordance with Section 2.02 shall elect in writing the form and timing of payment of the supplemental benefits payable on behalf of such Member under this Plan within the thirty (30) day period following the Committee’s determination that such employee has become a Member.
(a)	The Member may elect to have his supplemental benefits paid in the form of any annuity that is offered under the Retirement Income Plan (other than a level income life annuity or a level income joint and survivor annuity). Effective January 1, 2005, a Member may initially elect to have his benefit paid in the form of a “life annuity” and then, immediately prior to commencement of payment, elect the specific form of actuarially equivalent life annuity among those offered under the Retirement Income Plan.
(b)	In no event shall the Member elect to have his supplemental benefits commence or be paid earlier than the later of: (i) the Member’s attainment of age 55, or (ii) the date the Member first becomes eligible to receive his benefits under the Retirement Income Plan and in no event shall the Member elect to have his supplemental benefits commence or be paid later than the Member’s attainment of age 65 or, if later, his actual retirement from the Company.
In no event shall the Member elect to have his supplemental benefits commence to be paid later than April 1 of the calendar year following the later of (x) the calendar year in which the Member attains age 70 1/2, or (y) the calendar year in which the Member terminates employment.
(c)	In the event the Member fails to affirmatively elect the form and timing of payment of his supplemental benefits hereunder, the Member shall be deemed to have elected to have his supplemental benefits paid in the form and at the time that his benefits are paid under the Retirement Income Plan. Effective January 1, 2009, in the event the Member fails to affirmatively elect the form and timing of payment of his supplemental benefits hereunder, the Member shall be deemed to have elected to have his supplemental benefits paid in the form of a life annuity and at the later of the Member’s attainment of age 55 or termination of employment.
(d)	Notwithstanding any other provision of the Plan to the contrary, in the event the Member elects to receive a period certain annuity or joint and survivor annuity and either the beneficiary designated by the Member dies prior to the date the Member commences receiving his supplemental benefits or the Member designates his spouse as his beneficiary and the Member is not legally married to such spouse immediately preceding the date the Member commences receiving his supplemental benefits, the Member’s election to receive such period certain annuity or joint and survivor annuity shall automatically be converted to an election to receive a single life annuity.

3.03.	Notwithstanding the provisions of Section 3.02, a Member who has not commenced receiving payment of his supplemental benefits may request in writing to the Committee to amend the commencement date of his supplemental benefits elected by the Member under Section 3.02, in accordance with the following rules:
(a)	A Member who has not commenced receiving payment of his supplemental benefits may request to amend the timing and/or form of payment of the supplemental benefits (subject to the limitations of Section 3.02(a)) provided: (i) the commencement date in the absence of such distribution election amendment is not within twelve (12) months of the date of the amendment; (ii) his amended commencement date is at least twelve (12) months (five (5) years for election amendments made on or after January 1, 2009) after the date of the distribution election amendment; (iii) for election amendments made on or after January 1, 2009, such election amendment will not take effect until twelve (12) months after the date it is received by the Committee; and (iv) his amended commencement date is otherwise in conformance with the provisions of Section 3.02(b). Notwithstanding the foregoing: (i) during calendar year 2007, a Member who has not yet commenced receiving payment of his supplemental benefits may request in writing to the Committee to amend the timing and/or form of payment (subject to the limitations of Section 3.02(a)) provided the amendment shall only apply to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and (ii) during calendar year 2008, a Member who has not yet commenced receiving payment of his supplemental benefits may request in writing to the Committee to amend the timing and/or form of payment (subject to the limitations of Section 3.02(a)) provided the amendment shall only apply to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
3.04.	Notwithstanding the provisions of Section 3.01 and Section 3.02, supplemental benefits shall be payable under this Plan to or on account of a Member described in Section 2.02(d) who: (i) is involuntarily terminated after completing one year of service but prior to becoming vested in the Retirement Income Plan, and (ii) receives severance pay benefits under the Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. or any individual severance agreement. The Member’s supplemental benefits will be calculated using the guaranteed pension schedule for Salaried Employees of Armstrong World Industries, Inc. under the Retirement Income Plan multiplied by the total years of service credited for employment prior to his Company employment, as determined in Section 2.02(d) and his years of Company employment and shall be payable in the form of a single life annuity commencing as of the later of the Member’s attainment of age 62 or the Member’s termination date.

3.05.	Effective for periods prior to January 1, 2005, if a Member is restored to employment with the Company after having retired, any monthly payments under the Plan shall be discontinued and, upon subsequent retirement or termination of employment with the Company, the Member’s benefits under the Plan shall be recomputed in accordance with Section 3.01 and shall again become payable to such Member in accordance with the provisions of the Plan, including his election under Section 3.02.
3.06.	In the event the dollar amount of the maximum benefit under the Retirement Income Plan pursuant to Section 415 of the Internal Revenue Code increases because of adjustments in the cost of living, the supplemental benefits of any Member payable under the Plan, whether or not in pay status, shall be recalculated to take into account the higher maximum benefit payable from the Retirement Income Plan. If payments have already commenced under the Retirement Income Plan and this Plan, benefit amounts under both plans shall be adjusted to reflect the higher maximum benefit, by increasing the amount paid under the Retirement Income Plan and decreasing the amount paid under this Plan, as soon as administratively possible after such a change. Notwithstanding the above, if the Retirement Income Plan is terminated, no adjustments shall be made to benefits payable under this Plan with respect to changes in the maximum benefit after the date of such termination.
3.07	In the event a Member dies after becoming vested under the Retirement Income Plan but prior to the date his supplemental benefits under this Plan are scheduled to commence or be paid, a spouse’s benefit shall be payable to the Member’s surviving spouse. The spouse’s benefit shall be paid to the Member’s surviving spouse in a life annuity, beginning as of the first day of the month immediately following the date of the Member’s death or, if later, the date the Member would have attained age 55 if he had lived, under which each payment shall equal one-half (1/2) of the amount that would have been payable to the Member under Section 3.01 if the Member had elected a single life annuity under Section 3.02 with payments commencing as of the same date as the spouse’s benefit.
3.08.	Effective as of March 1, 2004, all rights and / or obligations of the Company to honor single-sum withdrawal requests shall be terminated.

3.09.	Effective January 1, 2005, notwithstanding any provision of this Plan to the contrary, if the Member is considered a Specified Employee at termination of employment under such procedures as established by the Company in accordance with Section 409A of the Internal Revenue Code, benefit distributions that are made by reason of termination of employment may not commence earlier than six (6) months after the date of such termination of employment. Therefore, in the event this Section 3.09 is applicable to a Member, any distribution that would otherwise be paid to the Member within the first six months following the termination of employment shall be accumulated and paid to the Participant in a lump sum (payable with interest determined based upon the short-term applicable federal rate (AFR) for purposes of Section 1274(d) of the Internal Revenue Code for the November preceding the calendar year of the termination of employment) on the first day of the seventh month following the termination of employment. All subsequent distributions shall be paid in the manner specified.
3.10.	Notwithstanding any other provision of the Plan to the contrary, a Member may request at any time to receive a lump sum distribution of a portion of his supplemental benefit due to an “Unforeseeable Emergency” as follows:
(a)	“Unforeseeable Emergency” shall mean any severe financial hardship to the Member resulting from an illness or accident of the Member or his spouse or dependent (as defined in Section 152 of the Internal Revenue Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.
(b)	Any distribution pursuant to this provision is limited to the amount necessary to meet the emergency, and any amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from such distribution.
(c)	The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.
(d)	If the Committee determines that a Participant has demonstrated an Unforeseeable Emergency, the determination to make a distribution pursuant to this Section 3.10 remains in the sole discretion of the Committee.
(e)	Any distribution due to an Unforeseeable Emergency shall be made by determining the Actuarial Equivalent Present Value of the Member’s supplemental benefits and a lump sum distribution shall not be in excess of such Actuarial Equivalent Present Value. In the event the distribution is less than the Actuarial Equivalent Present Value, the Actuarial Equivalent Present value of the Member’s supplemental benefits shall then be reduced in accordance with Section 3.01(d).

Article 4. Administration
4.01.	The administration of the Plan and the responsibility for carrying out its provisions are vested in a Retirement Committee which shall be composed of the members of the Retirement Committee provided for under Article IX of the Retirement Income Plan. The provisions of Article IX of the Retirement Income Plan concerning powers of the Committee shall apply under this Plan. The Retirement Committee shall have the full and exclusive discretion and authority to interpret the Plan and to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of Plan provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Retirement Committee. All decisions of the Committee shall be conclusive and binding upon all affected persons. The expenses of the Committee shall be paid directly by the Company.
Article 5. General Provisions
5.01.	The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan. No legal or beneficial interest in any of the Company’s assets is intended to be conferred by the terms of the Plan.
5.02.	In the event that the Committee shall find that a Member or other person entitled to benefits hereunder is unable to care for his affairs because of illness or accident, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.
5.03.	The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
5.04.	Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member. In the event that the Committee shall find that any Member or other person entitled to benefits hereunder has become bankrupt or has made any such attempt with respect to any such benefit, such benefit shall cease and terminate, and in that event the Board shall hold or apply the same to or for the benefit of such Member or other person entitled to benefits.

5.05.	(a)	In the event that a Member (i) is discharged for willful, deliberate, or gross misconduct as determined by the Board of Directors or a duly constituted committee thereof; or (ii) if following the Member’s termination of employment with the Company and, within a period of three years thereafter, the Member engages in any business or enters into any employment which the Board of Directors or a duly constituted committee thereof determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company’s financial interest (the occurrence of an event described in (i) or (ii) shall be referred to as “Injurious Conduct”), all benefits which would otherwise be payable to him under the Plan shall be forfeited. Further, the Board of Directors or a duly constituted committee thereof, in its discretion, may require the Member who has engaged in Injurious Conduct to return any amounts previously received by the Member, provided the right to require repayment under this subsection (a) must be exercised within ninety (90) days after the Board (or committee, as the case may be) first learns of the Injurious Conduct, but in no event later than twenty-four (24) months after the Member’s termination of employment with the Company. A Member may request the Board of Directors or a duly constituted committee thereof, in writing, to determine whether any proposed business or employment activity would constitute Injurious Conduct. Such a request shall fully describe the proposed activity and the Board’s (or the committee’s, as the case may be) determination shall be limited to the specific activity so described.

	(b)	Notwithstanding the foregoing, benefits shall not cease or be forfeited or be required to be repaid merely because the Member (1) owns publicly traded shares of stock of a corporation which competes with the Company, or (2)(a) acts as a consultant for, (b) has an investment in, or (c) is a Board member of a business where after the Member notifies the Company in writing in advance of his potential involvement under (2)(a), (b) or (c), the Company’s Board of Directors or a duly constituted committee thereof determines that the Member will not be in violation of the Company’s Conflicts of Interest policy, or (3) becomes associated with a business which competes with the Company within two years following a “Change in Control” and is eligible for benefits under any individual severance agreement.
5.06.	The Plan shall be constructed, regulated and administered under the laws of the Commonwealth of Pennsylvania.
5.07.	The masculine pronoun shall mean the feminine wherever appropriate.

5.08.	The Board of Directors may, through written resolutions adopted by the Board of Directors, amend or discontinue the Retirement Benefit Equity Plan at any time; provided, however, that if the Plan is amended to discontinue or reduce the amount of supplemental benefit payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) (a) any Member who is being paid his supplemental benefits immediately prior to the effective date of the amendment shall continue to be paid his supplemental benefits in the amount and manner (as provided under Article 3 hereof) as they were being paid at the time of such amendment, and (b) any Member who is not being paid his supplemental benefits immediately prior to the effective date of the amendment shall be entitled to receive (i) the supplemental benefits accrued by such Member as of the effective date of the amendment, with such supplemental benefits being paid at the time elected by the Member under Section 3.02, and (ii) any legal fees and related expenses incurred by the Member in receiving such supplemental benefits (as permitted under Section 5.09(e)) and interest under Section 5.09(f) (to the extent applicable). Notwithstanding the preceding sentence, any written employment agreement between the Executive Committee and any Member described in clause (b) of the preceding sentence shall govern to the extent such agreement either amends or discontinues the Member’s supplemental benefits under the Plan, and Section 5.05 shall govern to the extent any Member engages in Injurious Conduct as defined under that section.
5.09.	(a)	Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.
(b)	If the claim or request is denied, the written notice of denial shall state:
(i)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(ii)	A description of any additional material or information required and an explanation of why it is necessary.
(iii)	An explanation of the Plan’s claim review procedure.
(c)	Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)	The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
(e)	In the event a Member’s claim for supplemental benefits under this Plan is denied and the Member successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the legal fees and expenses directly incurred by the Member in connection with his appeal subject to a maximum payment or reimbursement of one-third of the Actuarial Equivalent Present Value of the supplemental benefits to which the Member is entitled. For purposes of the preceding sentence, actuarial equivalence shall be determined using the actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination. Any such legal fees and expenses shall be paid by the Company to, or on behalf of, the Member no later than thirty (30) days following the Member’s written request for the payment of such legal fees and expenses, provided the Member supplies the Committee with evidence of the fees and expenses incurred by the Member that the Committee, in its sole discretion, determines is sufficient.
(f)	Further, in the event a Member’s claim for supplemental benefits under this Plan is denied and the Member successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Member interest on the portion of the Member’s supplemental benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the supplemental benefits would otherwise have been paid if the claim had not initially been denied, plus five percent (5%), and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Member.

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